Exhibit 10.43
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
SUPPLY AND DISTRIBUTION AGREEMENT
     This Supply and Distribution Agreement (this “Agreement”), dated as of May 6, 2008, is between Kawasumi Laboratories, Inc., a Japanese corporation with its offices at 3-28-15, Minami-Ohi, Shinagawa-ku, Tokyo 140-8555, Japan and Medisystems Corporation, a Washington corporation with its offices at 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843, U.S.A. Reference should be made to Article 27 of this Agreement for definitions of capitalized terms used herein.
     In consideration of the mutual promises made herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
BACKGROUND
     1.1 KL manufactures disposable medical products and MDS sells and markets the Products in the Territory (as described in Annex B).
     1.2 MDS manufactures disposable medical products and MDS sells BTL, AVF, BH, VN and NX used in artificial kidney dialysis, as well as PHE and other products. MDS also manufactures or purchases and sells Components, some of which are designed by MDS to be used in the Products. Such Components will be sold or consigned to KL for incorporation into the Products in accordance with this Agreement, and under some conditions, certain Components may be used or resold by KL for its own products or markets.
     1.3 Pursuant to long-standing business relations, agreements and understandings, the Products KL sells to MDS are manufactured by KL to the MDS design specifications and the KL process specifications. It has been KL’s right and practice to delegate certain responsibilities to its subsidiary, Kawasumi Laboratories (Thailand) Co., Ltd., and KL may continue to so delegate. Such delegation shall not relieve KL of its responsibilities to assure each provision of this Agreement is complied with in full.
     1.4 KL and MDS have entered into a certain Supply and Distribution Agreement dated as of February 1, 2001, as amended on January 31, 2007, February 9, 2007, June 27, 2007, July 31, 2007, August 30, 2007, September 26, 2007, October, 30, 2007, November 30, 2007, December 27, 2007, January 30, 2008, February 29, 2008, March 31, 2008, and April 28, 2008 (collectively, the “2001 Agreement”). KL and MDS agree to have this Agreement supersede the 2001 Agreement with respect to the supply and distribution of BTL and NX between the parties; provided, however, that the 2001 Agreement shall continue to be in full force and effect with respect to AVF, BH, VN and PHE, and shall govern the supply and distribution thereof between the parties.
     1.5 In pursuance of this cooperation and in compliance with certain requirements of the FDA, the parties have entered into the QA Agreement which governs certain aspects of the design and manufacturing of the Products and the supply of Components.

ARTICLE 2
SPECIFICATIONS
     2.1 The Products and Components shall meet the Specifications and shall be subject to the warranties set forth in Section 10.1, as such Specifications may, in accordance with the terms of the QA Agreement, be amended or modified from time to time. MDS shall have the right to add or replace the Codes set forth in Annex A hereto; provided that (a) the Product Price applicable to the Codes to be added or replaced pursuant to the foregoing shall be agreed to by the parties through good faith discussions prior to the placement of the first Shipment Order for such Codes by MDS; and (b) MDS agrees that KL shall have no obligation to supply more than [**] Codes of Streamline BTL at any given time during the Term. For clarification purposes, the aggregate number of Streamline BTL Codes set forth in Annex A may exceed [**] Codes over the course of the Term, but shall not exceed [**] Codes at any particular point in time during the Term.
     2.2 MDS shall provide KL with necessary materials for packaging and labeling of the Products such as artwork, negative films and so on.
ARTICLE 3
PURCHASES AND SHIPMENTS
     3.1 Subject to the terms and conditions of this Agreement, KL shall manufacture the Products, in quantities up to KL’s Supply Commitment, and all in accordance with the provisions of the QA Agreement, the Specifications and the KL process specifications, and shall sell the Products to MDS. MDS shall purchase the Products solely for resale in the Territory, provided that MDS, if it sources NX from KL, may sell NX anywhere in the World. MDS shall not purchase BTL or sub-assemblies thereof from any other third party other than KL except as provided in this Agreement. MDS shall not sell the Products (other than NX) directly or indirectly to distributors or end-users for use or resale outside of the Territory without KL’s prior written consent. Except for the sale of Products from KL to MDS pursuant to the terms and conditions of this Agreement, KL shall not (a) sell BTL or sub-assemblies thereof, directly or indirectly, for use or resale in the U.S. to any party other than MDS without MDS’ prior written consent, or (b) sell Streamline BTL or NX worldwide to any party other than MDS.
     3.2 MDS’ purchasing goal and purchasing commitments for BTL and NX during the Term shall be as set forth in this Section 3.2.
a.	MDS’ total purchasing goal for Products during the Initial Term is [**] units of Products (“Initial Goal”). During the Initial Term, and subject to the other terms and conditions contained herein, MDS hereby agrees to purchase from KL a total quantity of Products at least equal to [**] percent ([**]%) of the Initial Goal (i.e., [**] units of Products) (such amount shall be referred to herein as “Initial Purchase Commitment”).

b.	In the event MDS fails to place Shipment Orders for Products during the Initial Term sufficient to meet its Initial Purchase Commitment, upon expiration of the Initial Term, (i) KL may ship to MDS the quantity of

Products short of the Initial Purchase Commitment (calculated by subtracting the quantity of Products set forth in the Shipment Orders placed by MDS during the Initial Term from the Initial Purchase Commitment) (the quantity of Products of such shortfall shall be referred to herein as “Initial Shortfall” and the shipments thereof by KL shall be referred to as “Initial Shortfall Shipments”), and (ii) MDS shall accept and pay for the Products shipped in such Initial Shortfall Shipments. KL shall notify MDS upon the expiration of the Initial Term in the event the Initial Purchase Commitment is not met and of the amount of the Initial Shortfall. In such notice, KL shall also request MDS to provide KL with the Codes of Products and quantities thereof to be shipped in the Initial Shortfall Shipment; provided, however, that the aggregate unit of Products set forth in such notice shall be no less than the Initial Shortfall. MDS shall have [**] business days following its receipt of such notice to provide such information to KL, subject to Sections 3.2c and 3.2e. If MDS fails to provide such information within such [**] business day period, or to the extent the aggregate quantity of Products set forth in such information provided by MDS is less than the Initial Shortfall, KL may, at its sole discretion, select the Codes of Products and the quantities thereof to be shipped in the Initial Shortfall Shipment up to the Initial Shortfall. The Initial Shortfall Shipments shall be made in [**] equal monthly installments during the [**]-month period immediately following the expiration of the Initial Term, with each shipment constituting [**] of the Initial Shortfall. For the avoidance of doubt, (x) MDS shall supply KL with the Components necessary for KL to manufacture the Products to be shipped in the Initial Shortfall Shipments if KL places Component Orders for such Products in accordance with the terms and conditions of this Agreement, and (y) any termination or expiration of this Agreement shall not terminate KL’s right to make the Initial Shortfall Shipments and receive payment therefor from MDS, or relieve MDS of its obligation to accept such Initial Shortfall Shipments and pay KL for such Initial Shortfall Shipments.
c.	Notwithstanding the Initial Purchase Commitment, MDS shall place Shipment Orders for Streamline BTL to KL for an amount at least equal to the amount calculated pursuant to the following (the “Initial Streamline Purchase Commitment”): (i) if the aggregate amount of Streamline BTL sold to [**] during the Initial Term is equal to or more than [**] units, the Initial Streamline Purchase Commitment shall be [**] units; and (ii) if the aggregate amount of Streamline BTL sold to [**] during the Initial Term is less than [**] units, the Initial Streamline Purchase Commitment shall be [**] percent ([**]%) of the aggregate amount of Streamline BTL sold to [**] during the Initial Term. For clarification purposes, any Shipment Orders for Streamline BTL units used for the purposes of confirming MDS’ compliance with the Initial Streamline Purchase Commitment shall also be counted towards the Initial Purchase Commitment and the unit amount of the Initial Streamline Purchase Commitment is not additive to the unit amount of the Initial Purchase Commitment.
d.	Upon request from KL, MDS shall disclose to KL information regarding the Codes and respective quantities of Streamline BTL sold to [**] during the Initial Term. MDS shall keep and maintain complete and accurate books, records and accounts relating to its sale of Streamline BTL to [**], and KL shall have the right, from time to time, to have an independent auditor audit such books, records and accounts of MDS to verify MDS’ compliance with the terms and conditions of this Section 3.2d. Any such audit shall be conducted during the regular business hours of MDS, in such a manner so as not to interfere with the normal business activities of MDS, and shall be at KL’s expense; provided, however, that, if such audit reveals any material discrepancies between the actual figures and reported figures of the Streamline Products sold to [**] during the Initial Term, the cost of such audit shall be borne by MDS. KL shall cause its independent auditor not to disclose any information discovered in connection with this audit to any third party (including KL) other than the information related to MDS’ sales of Products which may be disclosed to KL hereunder consistent with the terms hereof.

e.	In the event (i) MDS fails to place Shipment Orders for Streamline BTL during the Initial Term (or the Revised Initial Commitment Term, if the Initial Streamline Purchase Commitment is revised pursuant to Section 3.2f) sufficient to meet its Initial Streamline Purchase Commitment, or (ii) the audit set forth in Section 3.2d reveals any non-compliance with the Initial Streamline Purchase Commitment, KL shall have the right to include the quantity of Streamline BTL short of the Initial Streamline Purchase Commitment (calculated by subtracting the quantity of Streamline BTL set forth in the Shipment Orders placed by MDS during the Initial Term (or the Revised Initial Commitment Term, if the Initial Streamline Purchase Commitment is revised pursuant to Section 3.2f) from the Initial Streamline Purchase Commitment) in the Initial Shortfall Shipments set forth in Section 3.2b.

f.	Notwithstanding anything set forth herein to the contrary, KL agrees that, if MDS fails to renew its supply agreement for BTL with [**] despite good faith efforts to negotiate such renewal, subject to Section 3.2j and upon written notice to KL, MDS shall have the right, but not the obligation, to revise its Initial Purchase Commitment and Initial Streamline Purchase Commitment to an amount equal to the original Initial Purchase Commitment and the original Initial Streamline Purchase Commitment multiplied by the ratio of the period from the Effective Date until the end of the [**] calendar month following the month in which such notice is received by KL (the “Revised Initial Commitment Term”) to the Initial Term. MDS shall fulfill such revised Initial Purchase Commitment and revised Initial Streamline Purchase Commitment, by the expiration of the Revised Initial Commitment Term. In the event MDS fails to place Shipment Orders for Products during the Revised Initial Commitment Term sufficient to meet its revised Initial Purchase Commitment and/or its revised Initial Streamline Purchase Commitment, upon expiration of the Revised Initial Commitment Term, KL may ship to MDS the quantity of Products short of the revised Initial Purchase Commitment and/or the revised Initial Streamline Purchase Commitment in accordance with Sections 3.2b and 3.2e; provided however, any reference to the Initial Term therein shall be automatically deemed to be replaced with reference to the Revised Initial Commitment Term, and any reference to the Initial Purchase Commitment and the Initial Streamline Purchase Commitment therein shall automatically mean, respectively, the Initial Purchase Commitment and the Initial Streamline Purchase Commitment as revised pursuant to this Section 3.2f. In addition, in the event MDS elects to exercise its rights pursuant to this Section 3.2f to revise the Initial Purchase Commitment and the Initial Streamline Purchase Commitment:
1.	immediately upon the issuance of the notice by MDS set forth in this Section 3.2f, any and all references to the Initial Purchase Commitment and/or the Initial Streamline Purchase Commitment contained in this Agreement shall mean respectively, the Initial Purchase Commitment and the Initial Streamline Purchase Commitment as revised pursuant to this Section 3.2f;

2.	all obligations of KL related to the Supply Commitment shall terminate as of the expiration of the Revised Initial Commitment Term;

3.	notwithstanding Section 3.1, any restriction on KL regarding the sale of BTL (including subassemblies thereof) in the U.S., directly or indirectly, for use or resale in the U.S. shall be terminated as of the expiration of the Revised Initial Commitment Term;

4.	for any BTL which is a work-in-progress as of the date on which KL receives the notice by MDS set forth in this Section 3.2f, in accordance with the other terms and conditions of this Agreement, (i) KL shall complete the manufacture of such BTL within [**] months of such notice and deliver such BTL to MDS, (ii) MDS shall supply KL with the Components necessary for KL to complete the manufacture of such BTL, (iii) MDS shall accept and pay for such BTL, and (iv) any termination or expiration of this Agreement shall not terminate the rights and obligations of KL and MDS under this Section 3.2f.4, including, without limitation, KL’s right to receive payment for such BTL from MDS; and

5.	this Agreement shall terminate upon the expiration of the Initial Term.
g.	The parties shall discuss in good faith and agree to MDS’ total purchasing goal for Products during each Renewal Term (the “Renewal Goal”) no later than [**] months prior to the expiration of the Term then in effect. During each Renewal Term, and subject to the other terms and conditions contained herein, MDS hereby agrees to purchase from KL a total quantity of Products at least equal to [**] percent ([**]%) of the Renewal Goal (such amount shall be referred to herein as the “Renewal Purchase Commitment”).

h.	In the event MDS fails to place Shipment Orders for Products during the applicable Renewal Term sufficient to meet its Renewal Purchase Commitment, upon expiration of the Applicable Renewal Term, (i) KL may ship to MDS the quantity of Products short of the Renewal Purchase Commitment (calculated by subtracting the quantity of Products set forth in the Shipment Orders placed by MDS during such Renewal Term from the Renewal Purchase Commitment) (the quantity of Products of such shortfall shall be referred to herein as the “Renewal Shortfall” and the shipments thereof by KL shall be referred to as the “Renewal Shortfall Shipments”), and (ii) MDS shall accept and pay for the Products shipped in such Renewal Shortfall Shipments. KL shall notify MDS upon the expiration of the applicable Renewal Term in the event the Renewal Purchase Commitment is not met and of the amount of the Renewal Shortfall. In such notice, KL shall also request MDS to provide KL with the Codes of Products and quantities thereof to be shipped in the Renewal Shortfall Shipment; provided, however, that the aggregate unit of Products set forth in such notice shall be no less than the Renewal Shortfall. MDS shall have [**] business days following its receipt of such notice to provide such information to KL. If MDS fails to provide such information within such [**] business day period, or to the extent the aggregate quantity of Products set forth in such information provided by MDS is less than the Renewal Shortfall, KL may, at its sole discretion, select the Codes of Products and the quantities thereof to be shipped in the Renewal Shortfall Shipment up to the Renewal Shortfall. The Renewal Shortfall Shipments shall be made in [**] equal monthly installments during the [**]-months period immediately following the expiration of the applicable Renewal Term, with each shipment constituting [**] of the Renewal Shortfall. For the avoidance of doubt, (x) MDS shall supply KL with the Components necessary for KL to manufacture the Products to be shipped in the Renewal Shortfall Shipments if KL places Component Orders for such Products in accordance with the terms and conditions of this Agreement, and (y) any termination or expiration of this Agreement shall not terminate KL’s right to make the Renewal Shortfall Shipments and receive payment therefor from MDS, or relieve MDS of its obligation to accept such Renewal Shortfall Shipments and pay KL for such Renewal Shortfall Shipments.
i.	If the parties cannot agree on a Renewal Goal for the Renewal Term immediately following the expiration of the Term then in effect (the “Following Renewal Term”) no later than [**] months prior to the expiration of the Term then in effect, the Renewal Goal for the Following Renewal Term shall be determined in accordance with the following terms and conditions of this Section 3.2i. If MDS agrees to accept a Renewal Goal for the Following Renewal Term which is equal to or more than (x) [**] percent ([**]%) of the Initial Goal, if the Following Renewal Term is the first Renewal Term under this Agreement, or (y) [**] percent ([**]%) of the Renewal Goal of the then current Renewal Term, if the Following Renewal Term is the second or any subsequent Renewal Term, such figure shall become the Renewal Goal for the Following Renewal Term. If MDS does not accept the Renewal Goal set forth in the foregoing sentence, then the Renewal Goal for the Following Renewal Term shall be reduced to [**] percent ([**]%) of the Renewal Goal then in effect; provided, however, in such event, this Agreement shall terminate upon the expiration of such Following Renewal Term.

j.	In any given consecutive [**] month period during the Initial Term, MDS agrees to place monthly Shipment Orders that, in the aggregate, will comprise no less than [**] percent ([**]%) and no more than [**] percent ([**]%) of the Initial Goal (the “Initial Maximum Order Quantity”). By way of example only, if the Initial Goal for Products is [**] units of Products, MDS shall place [**] consecutive monthly Shipment Orders, in any given [**] month period during the Initial Term, that, in the aggregate, is no less than [**] units of Products or more than [**] units of Products. Notwithstanding the foregoing, KL agrees that, if MDS provides notice of the quantity to be ordered in a particular calendar month no later than [**] months prior to the beginning of such calendar month, MDS may exceed the Initial Maximum Order Quantity for such calendar month, and KL shall use commercially reasonable efforts to supply the quantity in excess of the Initial Maximum Order Quantity set forth in such notice.

k.	In any given consecutive [**] month period during any Renewal Term, MDS agrees to place monthly Shipment Orders that, in the aggregate, will comprise no less than [**] percent ([**]%) and no more than [**] percent ([**]%) of the Renewal Goal for such Renewal Term (the “Renewal Maximum Order Quantity”). By way of example only, if the Renewal Goal for Products is [**] units of Products, MDS shall place [**] consecutive monthly Shipment Orders, in any given [**] month period during the applicable Renewal Term, that, in the aggregate, is no less than [**] units of Products or more than [**] units of Products. Notwithstanding the foregoing, KL agrees that, if MDS provides notice of the quantity to be ordered in a particular calendar month no later than [**]

months prior to the beginning of such calendar month, MDS may exceed the Renewal Maximum Order Quantity for such calendar month and KL shall use commercially reasonable efforts to supply the quantity in excess of the Renewal Maximum Order Quantity set forth in such notice.
l.	KL agrees to sell to MDS a total quantity of Products no less than [**] percent ([**]%) of the Initial Goal and any Renewal Goal (“Supply Commitment”).
     3.3 In order to facilitate the orderly forecasting of needs and the ordering, manufacturing and shipping of Products, the parties agree to follow the following procedures:
a.	On or prior to the [**] day of each month (“Forecast Date”) during the Term, MDS shall provide KL with the following:
1.	a forecast (the “First MDS Forecast”) of MDS orders to be placed [**] days from the Forecast Date;

2.	a revised forecast of MDS orders to be placed [**] days from the Forecast Date; and

3.	a further revised forecast (the “Final MDS Forecast”) of MDS orders to be placed by the [**] day of the subsequent month.
b.	Based on the Final MDS Forecast the previous month, on or prior to the [**] day of each month during the Term, MDS shall provide KL with a Shipment Order consistent with the Purchase Commitments and Sections 3.2j and 3.2k. The Shipment Order shall set forth requested delivery dates for the Products of, (i) in the case where the seaport of entry into the U.S. set forth in the Shipment Order is located on the west coast of the U.S., no earlier than [**] days after the Shipment Order Date and no later than [**] days after the Shipment Order Date, and (ii) in the case where the seaport of entry into the U.S. set forth in the Shipment Order is not located on the west coast of the U.S., no earlier than [**] days after the Shipment Order Date and no later than [**] days after the Shipment Order Date (the duration between the earliest and latest date on which the requested delivery date may be set forth in the Shipment Order shall be referred to herein as the “Shipment Period”). For purposes of this Agreement, the “Shipment Order Date” means the date the applicable Shipment Order is placed by MDS, or the [**] day of the month on which the Shipment Order is placed, whichever is later.

c.	Based on the foregoing, KL shall purchase or produce components (including the Components) necessary to manufacture and deliver the Products during the Shipment Period. On or prior to the Forecast Date during the Term, KL shall provide MDS with the foregoing:

1.	a forecast (the “First KL Forecast”) of KL orders for Components to be placed [**] days from the Forecast Date;

2.	a revised forecast of KL orders to be placed [**] days from the Forecast Date; and

3.	a further revised forecast (the “Final KL Forecast”) of KL orders to be placed by the [**] day of the subsequent month.
d.	Based on the Final KL Forecast the previous month, on or prior to the [**] day of each month during the Term, KL shall provide MDS with its Component Order for such month. The Component Order shall set forth requested delivery dates for the Components of no earlier than [**] days after the Component Order Date and no later than [**] days after the Component Order Date. For purposes of this Agreement, the “Component Order Date” means the date the applicable Component Order is placed by KL, or the [**] day of the month on which the Component Order is placed, whichever is later.
The parties recognize that some Components (including packaging and labeling) may become unusable if not incorporated into Products within a finite period of time (“Dead Stock”). Accordingly, if KL produces or purchases Components based on the First MDS Forecast and such Components are not, because the Products ordered in the Shipment Orders are less than the First MDS Forecast, timely incorporated in the Products and become Dead Stock, KL shall invoice MDS and MDS shall pay KL for the cost of such Dead Stock. If KL does not ship Products during the applicable Shipment Period, and such failure is not excused by an event described in Section 3.5, KL shall ship such Products as soon as possible, by airfreight at KL’s sole expense, if so requested by MDS. KL and MDS shall discuss and exchange additional forecasting and production scheduling information in order to minimize variances in KL’s production and MDS’ inventories throughout the Term. The total quantity of Products in MDS’ Shipment Orders shall approximately equal the total quantity of Products in the relevant Final MDS Forecast unless a variance has been accepted by KL. Similarly, the total quantity of Components in KL’s Component Orders shall approximately equal the total quantity of Components in the relevant Final KL Forecast unless a variance has been accepted by MDS.
     3.4 All sales of Products to MDS under this Agreement shall be subject to the provisions of this Agreement and shall not be subject to the terms and conditions contained in any Shipment Order of MDS, or confirmation or invoice of KL, except insofar as any such Shipment Order, confirmation or invoice establishes (a) the quantity of Products ordered for shipment, and (b) the locations in the U.S. to which such Products shall be delivered (the “Locations”) and the seaport of entry into the U.S. for such Product shipments.
     3.5 KL assumes no liability and shall not be liable to MDS for any failure to fill or delay in filling Shipment Orders received from MDS or to fulfill any Supply Commitment to the extent of any cause beyond the control of or occurring without the fault of KL including but not limited to strikes, lockouts (but only if resulting from worker sabotage, vandalism or similar action), floods, fires, earthquakes, accidents, delays in the delivery of raw materials, parts or completed merchandise by the supplier thereof. For the purposes of this Section 3.5, FDA actions caused by the fault of KL are deemed to be within the control of KL. In the event of any delay caused by any of the foregoing, KL shall use reasonable commercial efforts to fulfill MDS’ orders in a timely fashion. KL shall notify MDS if it anticipates any potential delay in the filling of any of MDS’ Shipment Orders caused by any of the foregoing.
     3.6 MDS assumes no liability and shall not be liable to KL for any failure to place Shipment Orders, deliver Components or to fulfill any Purchase Commitment to the extent of any cause beyond the control of or occurring without the fault of MDS including but not limited to strikes, lockouts (but only if resulting from worker sabotage, vandalism or similar action) floods, fires, earthquakes, accidents, delays in the delivery of raw materials, parts or competed merchandise by the supplier thereof. In the event of any delay caused by any of the above, MDS shall use reasonable commercial efforts to fulfill Component Orders and/or to place Shipment Orders in a timely fashion. MDS shall notify KL if it anticipates any potential delay in the filling of any Component Order or in placing Shipment Orders caused by any of the foregoing.
     3.7 Notwithstanding Sections 3.2 and 3.3, MDS may be relieved of its obligations with respect to any specific Shipment Order, Component Order, or Purchase Commitment in whole or in part, at MDS’ option, should KL be in material breach of this Agreement and if such breach is uncured within ninety (90) days after KL receives notice from MDS of such breach, or should a delay under Section 3.5 occur and if such delay is uncured within ninety (90) days after MDS receives notice from KL of such delay.
     3.8 Notwithstanding Sections 3.2 and 3.3 KL may be relieved of its obligations with respect to any specific Shipment Order, Component Order, or Supply Commitment in whole or in part, at KL’s option, should MDS be in material breach of this Agreement and if such breach is uncured within ninety (90) days after MDS receives notice from KL of such breach, or should a delay under Section 3.6 occur and if such delay is uncured within ninety (90) days after KL receives notice from MDS of such delay.
     3.9 MDS shall maintain and keep MDS inventories of the Products in accordance with then applicable Purchase Commitment and the Final MDS Forecast provided in Section 3.3.
     3.10 MDS shall submit to KL each calendar quarter a report about the market situation of the Products in the Territory including the tendency of the market, activities of third parties and other remarkable changes in the market.
ARTICLE 4
SHIPMENT OF THE PRODUCTS/COMPONENTS
     4.1 KL will ship the Products properly ordered in accordance with Article 3 to the Locations at the Product Prices. MDS will ship the Components to the location set forth in the applicable Component Order and at the prices listed in Annex A.

     4.2 KL shall prepare and send by facsimile to MDS a packing list, invoice and bill of lading for each shipment of the Products. KL shall notify MDS if any shipment will not be made within the Shipment Period applicable to a Shipment Order. MDS shall prepare and send to KL a packing list, invoice and bill of lading for each shipment of the Components.
ARTICLE 5
PRICES
     5.1 Except as otherwise specified herein, KL will sell the Products to MDS and MDS agrees to purchase the Products from KL, and MDS will sell the Components to KL and KL agrees to purchase the Components from MDS.
     5.2 The prices of the Products shall be as listed on Annex A, which may be revised from time to time upon agreement of the parties, and may be adjusted pursuant to Sections 5.3, 5.4 and 5.5 (the “Product Prices”). The Product Prices are quoted as FOB Bangkok. Freight costs for delivering Products to the Locations, as set forth in the chart for ocean freight cost for 40 feet/20 feet/LCL attached hereto as Annex C (the “Freight Costs”), shall be added to the Product price. If MDS requests airfreight, and if KL is not obliged to pay for such airfreight under the provisions of Section 3.3, 10.2 or 14.2, KL shall invoice MDS at the Product Prices, and MDS shall bear the costs related to such airfreight. If KL is obliged to pay the airfreight under the provisions of Section 3.3, 10.2 or 14.2, KL shall bear the costs related to such airfreight and invoice MDS at the Product Prices plus the Freight Costs.
     5.3 Unless otherwise adjusted pursuant to the express provisions of this Agreement, the Product Prices shall be as listed on Annex A, so long as the inter-bank Thai Baht to US$ exchange rate as reported by the Bank of Thailand, Average Buying Rates, Telex Transfer on the date such Shipment Order is placed (the “Baht/US$ Exchange Rate”) is at or above [**] Baht per US$1.00 (“Minimum Exchange Rate”) and at or below [**] Baht per US$1.00 (“Maximum Exchange Rate”). If, at any time during the Term, the Baht/US$ Exchange Rate is lower (i.e., stronger) than the Minimum Exchange Rate (e.g., [**] Baht per US$1.00) then the Product Prices for such Shipment Order shall be increased by [**] ; provided, however, that such ratio shall be applied against the [**]. By way of example only, [**]/unit. If, however, at any time during the Term, the Baht/US$ Exchange Rate is higher (i.e., weaker) than the Maximum Exchange Rate (e.g., [**] Baht per US$1.00), then the Product Prices for such Shipment Order will be decreased by [**]; provided, however, that such ratio shall be applied against the [**]. By way of example only, [**]/unit. The price of the Products calculated in accordance with this Section 5.3 shall be rounded up to the nearest ten thousandth of a U.S. dollar.
     5.4 In addition to Section 5.3, the Product Prices shall be adjusted according to the formula set forth below in the event there is a [**] percent ([**]%) or greater increase or decrease in the price charged to KL by KL’s suppliers for unprocessed raw materials of polyvinyl chloride of like quantity and quality for the main tubes of the Products (excluding any freight, duties or other costs related to the shipment of such raw materials from the supplier to KL) (the “PVC Price”), from the PVC Price charged to KL as of September 30, 2007 (the “Base PVC Price”). For purposes of this Agreement, (i) the PVC Price applicable to the Products to be shipped to MDS in the relevant Shipment Order shall be referred to as the “Current PVC Price”, (ii) the ratio of increase of the Current PVC Price to the Base PVC Price shall be referred to as the “PVC Price Increase Ratio” (by way of example only, [**] (by way of example only, [**] (by way of example only, [**]. The price of the Products calculated in accordance with this Section 5.4 shall be rounded up to the nearest ten thousandth of a U.S. dollar.
a.	In the event of a [**] percent ([**]%) or greater increase from the Base PVC Price, the Product Price shall be increased by a ratio calculated by [**]/unit.

b.	In the event of a [**] percent ([**]%) or greater decrease from the Base PVC Price, the Product Price shall be decreased by a ratio calculated by [**]/unit.

c.	Upon request from MDS, KL shall disclose to MDS information regarding the then current PVC Price Increase Ratio and the PVC Price Decrease Ratio. Notwithstanding anything herein to the contrary, in no event shall KL be obligated to disclose to MDS any information related to the costs of the Products other than the PVC Price Increase Ratio and the PVC Price Decrease Ratio, including, without limitation, the PVC Price, Base PVC Price, Current PVC Price and PVC Cost Ratio.

d.	MDS shall have the right, from time to time, to have an independent auditor audit the books, records and accounts of KL to verify that the prices set forth in KL’s invoices are consistent with the terms and conditions of this Section 5.4. Any such audit shall be conducted during the regular business hours of KL, in such a manner so as not to interfere with the normal business activities of KL, and shall be at MDS’ expense; provided, however, that, if such audit reveals material discrepancies between the actual figures and reported figures for the PVC Price Increase Ratio and/or the PVC Price Decrease Ratio, the cost of such audit shall be borne by KL. MDS shall cause its independent auditor not to disclose any information related to the costs of the Products, including, without limitation, the PVC Price, Base PVC Price, Current PVC Price and PVC Cost Ratio, to any party (including MDS) other than the disclosure of the PVC Price Increase Ratio and the PVC Price Decrease Ratio to MDS.
     5.5 In the event the Product Prices may be adjusted pursuant to both Sections 5.3 and 5.4, the parties agree that the Product Prices shall be adjusted first by applying the terms and conditions of Section 5.3, and then shall be further adjusted by applying the terms and conditions of Section 5.4.
     5.6 MDS and KL further agree that the Product Prices for Streamline BTL shall be reduced as follows and replaced by the price after such reduction amount, in the event the following modifications to the Specifications of such Products are implemented into the Streamline BTL. All Components to be pre-assembled in accordance with the changes to the Specifications set forth below shall be provided by MDS to KL, free of charge, in accordance with the other terms and condition of this Agreement.

Changes to the Specifications	Amount to be Reduced from Product Price
Locksite and cap for the main tube pre-assembled by MDE	$[**] per unit
Locksite and cap for IV set pre-assembled by MDE	$[**] per unit
Change P-2 chamber to parts supplied by MDE, chamber and turbo cap pre-assembled by MDE	$[**] per unit
ARTICLE 6
PAYMENT
     6.1 The terms of payment for the Products purchased by MDS and for the Components purchased by KL under this Agreement shall be D/A (Documents against Acceptance) at [**] days from KL’s or MDS’ bill of lading date. With respect to this Section 6.1, each party shall send all necessary documents for payment to the other party within [**] days from KL’s or MDS’ bill of lading date. Any amounts not paid within [**] days of the bill of lading date shall be subject to a service charge until paid equal to the lesser of [**] percent ([**]%) per month or the maximum rate allowed by law. If full payment is not received by KL or MDS within [**] days of KL’s or MDS’ bill of lading date, MDS or KL respectively shall be considered to be in material breach of this Agreement and subject to the provisions of Section 12.1.
ARTICLE 7
MDS SUPPLIED COMPONENTS; PRODUCT CHANGES
     7.1 During the Term, MDS will sell and/or consign to KL the Components to be incorporated by KL, in accordance with its then current process specifications, into the Products. Except as expressly provided in Annex B or agreed by the parties, KL shall not incorporate any Components into any other product nor resell any of the Components for sale or resale by any third party.
     7.2 KL shall maintain and keep KL inventories of the Components in accordance with the First MDS Forecast provided by MDS in accordance with Section 3.3, but shall not produce or purchase components with respect to any prospective Shipment Order prior to receiving the First MDS Forecast in respect to such prospective Shipment Order.
     7.3 During the Term, MDS may require new Product designs to meet the competitive requirements of its market and/or to meet any of its Purchase Commitments. MDS may design new Components, Codes and Products and cause changes to be made to the Specifications, in accordance with the provisions of Section 2.1 of this Agreement and the QA Agreement. KL will have the right, in good faith to reject such new Specifications based only on lack of capacity to produce such new Specifications. And, in any event, KL will have the right to adjust the

Product Prices based on such changed Specifications only to the extent that such changes increase or decrease KL’s true cost of production. KL will cooperate with MDS in incorporating such new Components, Codes and Products and changes into the Specifications for the Products. To assist KL in production planning, MDS will meet at least [**] yearly with KL for the purpose of describing any current MDS design projects that, within the succeeding twelve months, are likely to produce a change in the Specifications and the introduction of new Components for the Products. During the Term, KL may make changes in its process specifications and/or components supplied by KL, all in accordance with the provisions of the QA Agreement. At least [**] yearly, KL shall advise MDS, in accordance with Section 5.3 of the QA Agreement, of any prospective KL process changes that, within the succeeding twelve (12) months, are likely to produce a change in KL’s process specifications and/or of the components supplied by KL or to affect the quality of the Products.
     7.4 Whenever MDS adds a new Specifications for Components or Products, KL has a first right (prior to that of any third party) to bid on the supply of such Components. KL’s bid may be based on MDS’ design and/or KL’s alternative design, if any, but the content of the Specifications shall remain within the sole discretion of MDS. KL and MDS may negotiate which party shall supply such Components by taking into consideration cost, quality, quantity and patent issues. Nothing herein shall imply any license or obligation to license the patents of one party to the other and no license shall be granted unless the parties mutually so agree in a separate license agreement.
     7.5 At reasonable intervals, KL may, with prior notice to and with the prior consent of MDS which consent shall not unreasonably be withheld, send its representatives to MDS to audit the procedures or processes used in manufacturing the Components. At reasonable intervals, MDS may with prior notice to and with the prior consent of KL, which consent shall not unreasonably be withheld, send its representatives (including representatives of its customers) to KL to audit the procedures or processes used in manufacturing the Products.
ARTICLE 8
REGULATORY RESPONSIBILITY
     8.1 KL shall be responsible, at its expense, for complying with all of its obligations under the provisions of the QA Agreement. Failure to manufacture the Products in compliance with the QA Agreement shall be considered a breach of this Agreement by KL as to which MDS’ exclusive remedies shall be to terminate this Agreement under Section 12.1, to terminate any specified Shipment Order(s) under Section 3.7 and/or to reduce its outstanding Shipment Orders, any such termination or reduction to be credited on a unit basis toward the applicable Purchase Commitment.
     8.2 MDS shall be responsible, at its expense, for complying with all of its obligations under the provisions of the QA Agreement relating to the design, sale or use of the Products, including but not limited to obtaining authorization under Section 510(k) of the “Act”.
     8.3 Except as provided in this Agreement, MDS shall not use any trade name, trademark or logo owned or controlled by KL, or any trademark, trade name or logo confusingly similar therewith, during or after the Term. KL shall not use any trade name, trademark or logo of MDS, or any trade name, trademark or logo confusingly similar therewith, without obtaining MDS’ prior written permission during or after the Term.
ARTICLE 9
GUARANTEE
     9.1 All Products sold to MDS under this Agreement are hereby guaranteed by KL, as of the time the title to the Products is transferred to MDS, to be not adulterated or misbranded within the meaning of the Act, and not an article which may not, under the provisions of Section 510(i) of the Act, be introduced into interstate commerce. If KL breaches this guarantee with respect to any lot of Product, MDS may immediately return to KL, at KL’s expense, any Products of such lot received by MDS. At MDS’ option, KL either will credit MDS for such Products, or pay to MDS any monies paid by MDS for the Products that breach this guarantee. If KL breaches this guarantee, then to the extent that MDS terminates or reduces Shipment Orders to allow for replacement products, such termination or reduction will be credited on a unit basis toward the applicable Purchase Commitment. The foregoing, along with Article 14, represents MDS’ sole and exclusive remedy for a KL breach of this guarantee. In no event will KL be deemed to be in breach of this guarantee to the extent KL’s failure to meet the guarantee is caused by KL’s adherence to the Specifications, proper use of the Components or compliance with MDS instructions regarding the Specifications or the Components. Notwithstanding the foregoing, KL shall in all events manufacture the Products in accordance with the KL process specifications.
ARTICLE 10
WARRANTY
     10.1 KL warrants the Products sold to MDS under this Agreement are, as of the time title is transferred to MDS, in compliance with the Specifications and the QA Agreement and made in accordance with the then applicable KL process specifications. KL warrants that its parts and process specifications are reasonably appropriate for the production of Products which insofar was they relate solely to said parts and process specifications (and not in any way related to the Specifications and/or the Components supplied by MDS to KL in connection with the production of the Products) are merchantable and fit for resale in the Territory (subject to the end-users’ proper usage thereof and assuming that the Products are used in connection with their intended purpose, e.g., for use in artificial kidney dialysis). MDS warrants that the Components sold to KL under this Agreement are, as of the time title is transferred to KL, in compliance with the Specifications and the QA Agreement and further the Components are reasonably appropriate for the production of the Products which insofar as they relate solely to said Components and the Specifications (and not in any way related to the process specifications and any parts supplied by KL in connection with the production of the Products) are merchantable and fit for resale in the Territory (subject to the end-users’ proper usage thereof and assuming that the Products are used in connection with their intended purpose, e.g., for use in artificial kidney dialysis).
     10.2 MDS acknowledges and agrees that, except for the provisions of Section 10.3 , KL’s sole responsibility to MDS in the case of breach of the foregoing warranty shall be for KL, by mutual agreement of MDS and KL, to repair or replace the Products with respect to which such warranty is breached, or at MDS’ election for KL to return to MDS all payments made by

MDS to KL with respect to such Products or to credit MDS in the amount of all payments made by MDS to KL with respect to such Products. In no event shall KL be liable for MDS’ loss of profits, loss of use, or incidental, consequential or special damages of any kind even if KL has been advised by MDS of any possibility thereof.
     10.3 KL hereby indemnifies and agrees to hold MDS harmless from and against all claims, liability, damage, cost or expense of MDS, including its reasonable attorney’s fees paid to third parties arising out of, or in connection with, or as a result of, to the extent based upon the failure of any of the Products to meet the warranty set forth in Section 10.1 at the time of delivery to MDS and such failure is not due to any failure of a Component to meet the Specifications, provided MDS promptly notifies KL of any such claim, KL has control over the defense of such claim and MDS provides reasonable cooperation. In order to discharge KL’s obligations under this Section 10.3, KL and MDS agree that MDS shall obtain and keep in force during the Term, product liability insurance with a limit of liability for the Territory of not less than US$20 million, and shall name KL as an additional insured. KL shall reimburse MDS for the cost of such insurance at the rate of US$3.66 per US$1,000 of MDS purchases from KL.
     10.4 MDS shall indemnify and hold KL harmless from and against all claims, liability, damage, cost or expense of KL, including its reasonable attorney’s fees to the extent based upon: (a) any false or misleading product claims, representations, descriptions or other statements, whether oral or written, made or alleged to be made by MDS or its representatives in any advertising, publicity, promotion or sale of any of the Products, and (b) any product claim arising out of, based on, or caused by negligent handling of the Products by MDS.
     10.5 The KL warranties set forth herein (including without limitation the warranty set forth in Section 10.1 that the Products sold to MDS under this Agreement are, as of the time title is transferred to MDS, in compliance with KL’s then applicable process specifications) are exclusive and in lieu of all other warranties, whether express or implied, including the implied warranties of merchantability, infringement, and fitness for a particular purpose. The MDS warranties set forth herein are exclusive and in lieu of all other warranties, whether express or implied, including the implied warranties of merchantability, infringement, and fitness for a particular purpose.
ARTICLE 11
TERM OF AGREEMENT
     11.1 The term of this Agreement (the “Term”) shall be from the Effective Date until January 31, 2010 (the “Initial Term”); provided that such Term shall automatically be renewed for subsequent periods of one (1) year (collectively, the “Renewal Term”) unless either party gives notice of termination no later than six (6) months prior to the date on which this Agreement would otherwise terminate.

ARTICLE 12
TERMINATION
     12.1 Either party may terminate this Agreement for any material breach of it by the other party, by giving ninety (90) days written notice to the other party, if such breach shall, as of the expiration of said ninety (90) day period, remain uncured.
     12.2 Either party shall have the right at its option to terminate this Agreement effective immediately upon giving written notice to the other party in the event of:
a.	appointment of a trustee, receiver or other custodian for all or substantially all of the property of such other party, or for any lesser portion of such property if the result is materially and adversely to affect the ability of such other party to fulfill its affirmative or negative obligations hereunder;

b.	a judicial finding that such other party is insolvent or bankrupt;

c.	the filing of a petition in bankruptcy for itself by such other party or a decision that bankruptcy proceedings will be instituted with respect to such other party based on a petition filed by a third party;

d.	an assignment of a substantial part of the assets of such other party for the benefit of creditors;

e.	an attachment of a substantial part of the assets of such other party for the benefit of creditors; or

f.	the dissolution or liquidation of a party.
     12.3 If either party here suffers any event of the type enumerated in Section 12.2, it shall immediately notify the other party in writing of the occurrence of such event.
ARTICLE 13
EFFECT OF TERMINATION
     13.1 No termination of this Agreement, other than by reason of breach of this Agreement by MDS will relieve KL from its obligation to deliver all Products ordered by any properly placed Shipment Order of MDS, nor will any termination, other than by reason of breach of this Agreement by KL, relieve MDS from accepting and paying for all Products ordered by MDS under any properly placed Shipment Order issued by MDS or relieve MDS of its obligations pursuant to Section 3.3. The rights and obligations related to the Initial Shortfall Shipments under Sections 3.2b and 3.2e, the rights and obligations related to the work-in-progress BTL under Section 3.2f.4, the rights and obligations related to the Renewal Shortfall Shipments under 3.2h, and the indemnification obligations under Article 10 shall survive the termination of this Agreement.

ARTICLE 14
PRODUCT RECALL
     14.1 In the event that it shall be deemed necessary by KL or MDS to recall any of the Products sold by MDS because the Products are believed to violate any provision of any law, the guarantees provided in Section 9.1 or the warranties provided in Section 10.1, and if such Products have already been delivered to the Location, KL and MDS shall, subject to Section 14.4 below, share equally all out-of-pocket costs and expenses of such recall, including, without limitation, refunds to customers for recalled Products but only in an amount not to exceed the sum of the following items:
a.	the purchase price paid by MDS to KL for the recalled Products;

b.	the freight paid by MDS associated with the shipment of affected Products from the Locations;

c.	the cost of notifying customers;

d.	the costs associated with the shipment of recalled Products from customers to MDS; and

e.	the cost of shipping replacement Products to customers.
MDS may immediately return any recalled Products to KL for rework or credit.
     14.2 If Products have been recalled or placed under import detention by the FDA, MDS may place replacement Shipment Orders with KL and KL shall ship such Products by air shipment when required in MDS’ sole discretion, and shall continue air shipments until the effects of such recall or import detention have been completed or ended. To the extent MDS requires substitute products for recalled or detained Products, such substitutes will be credited on a unit basis toward the applicable Purchase Commitment and MDS shall submit KL proof of its substitutes from another supplier. In the event MDS or any of its distributors are prevented from operating as a result of a recall or FDA action MDS shall be relieved of its Purchase Commitments to the extent such recall or FDA action prevents the resale of the Products.
     14.3 In the event of such a recall of any of the Products sold by MDS, the parties will cooperate fully with each other in effecting such recall.
     14.4 In the event that KL or MDS determines that it will recall any Products sold by either of them because the Products are believed to violate any provision of any law, the guarantees of Section 9.1 or the warranties provided in Section 10.1, KL or MDS may, once the recall has been substantially completed, request an arbitrator, appointed by the American Arbitration Association, who shall determine whether KL’s or MDS’ determination to recall was necessary and reasonable. The arbitrator may require that KL or MDS bear all costs, damages and expenses of such recall or may apportion such costs and expenses between the parties as the arbitrator deems just under all of the circumstances.

     14.5 MDS shall bear all costs and expenses of a recall or import detention of the Products caused by the negligence of MDS. KL shall bear all costs and expenses of a recall or import detention of the Products caused by the negligence of KL.
     14.6 In the event of a recall or FDA action that restricts the supply in the United States of products similar or functionally equivalent to the Products, KL will use its reasonable efforts to increase production as may be required to assure a continued source of supply to affected patients and in this regard MDS shall maintain and keep MDS inventories in accordance with the Purchase Commitments and forecasts provided in Sections 3.2 and 3.3.
ARTICLE 15
RIGHT OF FIRST REFUSAL
     15.1 During the first [**] months following the Effective Date (the “Exclusive Negotiation Period”), KL shall have the exclusive and first right to negotiate an agreement with MDS relating to the sale and/or distribution of MDS’ Streamline BTL in Asia, including, without limitation, Japan (an “Asian Streamline Distribution Agreement”). During the Exclusive Negotiation Period, MDS will not enter into discussions or negotiations with any third party regarding an Asian Streamline Distribution Agreement, without first obtaining the written consent of KL. Following any written request by KL to commence discussions or negotiations of an Asian Streamline Distribution Agreement, KL and MDS each agree to discuss and negotiate in good faith and to make their respective representatives available at reasonable times and with reasonable frequency to conduct such negotiations, and shall share information relevant to the discussions and negotiations, consistent with customary business practices of the industry. If KL does not exercise its negotiation right or if the parties cannot agree on the terms and conditions of an Asian Streamline Distribution Agreement, then at the end of the Exclusive Negotiation Period, KL’s rights under this Section 15.1, with respect thereto will terminate.
ARTICLE 16
NOTICES
     16.1 Even if not expressly so provided, all notices required or permitted to be given pursuant or in reference to this Agreement shall be in writing and shall be given by registered airmail, with appropriate postage prepaid or in the form of a telefax, followed immediately by a confirmation letter by registered airmail. Such notice shall be directed to the following addresses:
If to KL:
Kawasumi Laboratories, Inc.
3-28-15 Minami-Ohi, Shinagawa-ku
Tokyo, 140-8555, Japan
Facsimile: 81-3-3763-2351
Attention: Managing Director, Leader of Business Units
If to MDS:

Medisystems Corporation
439 South Union Street, 5th Floor
Lawrence, MA, 10843 U.S.A.
Facsimile: 1-978-687-4805
Attention: President with a copy to General Counsel
or to such other address as to which either party may notify the other. Notice given as herein provided shall be considered to have been given seven (7) days after the mailing thereof, or if delivered by telefax, when received.
ARTICLE 17
TERMINATION OF 2001 AGREEMENT FOR BTL AND NX
     17.1 KL and MDS agree to terminate the 2001 Agreement in its entirety solely with respect to BTL and NX as of January 31, 2008, and have this Agreement supersede the terms and conditions of the 2001 Agreement with respect to the supply and distribution of the BTL and NX between the parties. For clarification purposes, the 2001 Agreement shall continue to be in full force and effect with respect to AVF, BH, VN and PHE, and shall govern the supply and distribution thereof between the parties.
ARTICLE 18
ENTIRE AGREEMENT
     18.1 This Agreement contains the entire agreement between the parties relating to the Products and Components and all prior proposals, discussions, and writings by and between the parties and relating to the subject matter herein are superseded by this Agreement, it being expressly understood that the 2001 Agreement shall remain in full force and effect with respect to AVF, BH, VN and PHE.
ARTICLE 19
EFFECT OF HEADINGS
     19.1 The headings to Articles and Sections of this Agreement are to facilitate reference only, and do not form a part of this Agreement and shall not in any way affect or be considered in the interpretation hereof.
ARTICLE 20
NON-WAIVER AND MODIFICATION
     20.1 None of the terms of this Agreement shall be deemed to be waived by either party nor amended unless such waiver is in writing and is signed by the party to be charged with such waiver, or the amendment is in writing and signed by both parties, and such writing recites specifically that it is a waiver of, or amendment to, the terms of this Agreement.

ARTICLE 21
ASSIGNMENT
     21.1 Neither this Agreement, nor any rights and obligations hereunder, shall be assigned by any of the parties hereto to any other person, firm or corporation other than an affiliate, without the express prior written consent thereto by the other party. This Agreement shall be binding upon, and inure to the benefit of, the parties, their successors, and permitted assigns.
ARTICLE 22
DISCLAIMER OF AGENCY
     22.1 This Agreement shall not constitute either of the parties hereto the legal representative or the agent of the other party hereto for any purpose whatsoever, nor shall either party hereto have any right or authority to assume, create or incur in any manner any obligation or other liability or any kind or nature, express or implied, against, or in the name or on behalf of, the other party hereto.
ARTICLE 23
GOVERNING LANGUAGE
     23.1 This Agreement is in the English language only, which language shall be controlling in all respects.
ARTICLE 24
APPLICABLE LAW
     24.1 The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to any choice of law rule that would cause application of the laws of any other jurisdiction, and in no event will this Agreement be governed by, and the parties expressly disclaim application of, the United Nations Convention on Contracts for the International Sale of Goods.
ARTICLE 25
ARBITRATION
     25.1 All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators in accordance with the said rules. The arbitration shall take place in Tokyo, Japan if the dispute is initiated by MDS and in Seattle, Washington, U.S.A., if initiated by KL.
ARTICLE 26
SAVING CLAUSE
     26.1 In the event that any provision or provisions of this Agreement shall be void, unlawful or unenforceable, such provision or provisions shall be deemed excluded from this

Agreement, but this Agreement shall not otherwise be affected thereby and the remaining provisions hereof shall continue in full force and effect.
ARTICLE 27
GLOSSARY OF DEFINED TERMS USED IN THIS AGREEMENT
     Following are the definitions of terms used in and for the purposes of this Agreement.
     27.1 “2001 Agreement” has the meaning set forth in Section 1.4.
     27.2 “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time.
     27.3 “Agreement” has the meaning set forth in the Preamble.
     27.4 “Asian Streamline Distribution Agreement” has the meaning set forth in Section 15.1.
     27.5 “AVF” means [**] and larger needle sets, such as AV fistula needle sets used in artificial kidney dialysis procedures.
     27.6 “Baht/US$Exchange Rate” has the meaning set forth in Section 5.3.
     27.7 “Base PVC Price” has the meaning set forth in Section 5.4.
     27.8 “BH” means buttonhole needles.
     27.9 “BTL” means blood tubing line sets used in artificial kidney dialysis and other similar extracorporeal procedures.
     27.10 “Codes” means the individual product codes used to identify each product model.
     27.11 “Components” means, collectively, the parts, components, and other materials designed by MDS to be used in the Products which are listed in Annex A, which may be revised from time to time pursuant to Section 2.1.
     27.12 “Component Order” means the firm shipment order for the Components.
     27.13 “Component Order Date” has the meaning set forth in Section 3.3d.
     27.14 “Contract Year” means the twelve-month period following the Effective Date and each subsequent twelve-month period during the Term.
     27.15 “Current PVC Price” has the meaning set forth in Section 5.4.
     27.16 “[**]” means [**].
     27.17 “Dead Stock” means components with a limited useful life that are not incorporated into sold Products in a timely fashion.

     27.18 “Effective Date” means February 1, 2008.
     27.19 “Exclusive Negotiation Period” has the meaning set forth in Section 15.1.
     27.20 “FDA” means the United States Food and Drug Administration.
     27.21 “Final KL Forecast” has the meaning set forth in Section 3.3c.3.
     27.22 “Final MDS Forecast” has the meaning set forth in Section 3.3a.3.
     27.23 “First KL Forecast” has the meaning set forth in Section 3.3c.1.
     27.24 “First MDS Forecast” has the meaning set forth in Section 3.3a.1.
     27.25 “Following Renewal Term” has the meaning set forth in Section 3.2i.
     27.26 “Freight Costs” has the meaning set forth in Section 5.2.
     27.27 “Forecast Date” has the meaning set forth in Section 3.3a.
     27.28 “Initial Goal” has the meaning set forth in Section 3.2a.
     27.29 “Initial Maximum Order Quantity” has the meaning set forth in Section 3.2j.
     27.30 “Initial Purchase Commitment” has the meaning set forth in Section 3.2a.
     27.31 “Initial Shortfall” has the meaning set forth in Section 3.2b.
     27.32 “Initial Shortfall Shipments” has the meaning set forth in Section 3.2b.
     27.33 “Initial Streamline Purchase Commitment” has the meaning set forth in Section 3.2c.
     27.34 “Initial Term” has the meaning set forth in Section 11.1.
     27.35 “KL” means Kawasumi Laboratories, Inc., Kawasumi Laboratories America, Inc., Kawasumi Laboratories Europe GMBH, and Kawasumi Laboratories (Thailand) Co., Ltd., collectively.
     27.36 “Locations” has the meaning set forth in Section 3.4.
     27.37 “Maximum Exchange Rate” has the meaning set forth in Section 5.3.
     27.38 “Minimum Exchange Rate” has the meaning set forth in Section 5.3.
     27.39 “MDS” means Medisystems Corporation, Medisystems Europe. Srl., and Medimexico S. de R.L. de C.V., collectively.

     27.40 “NX” means tubing and/or bag sets suitable for use with NxStage Medical, Inc. renal therapy equipment.
     27.41 “PHE” means [**] and larger needle sets, such as pheresis needles including unsterile sub-assemblies for pheresis and other similar extracorporeal blood therapies.
     27.42 “Product Prices” has the meaning set forth in Section 5.2.
     27.43 “Products” means, collectively, BTL and NX products which Codes are listed in Annex A, which may be revised from time to time pursuant to Section 2.1.
     27.44 “Purchase Commitment(s)” means, collectively, the Initial Purchase Commitment, the Initial Streamline Purchase Commitment, and all Renewal Purchase Commitments.
     27.45 “PVC Cost Ratio” has the meaning set forth in Section 5.4.
     27.46 “PVC Price” has the meaning set forth in Section 5.4.
     27.47 “PVC Price Decrease Ratio” has the meaning set forth in Section 5.4.
     27.48 “PVC Price Increase Ratio” has the meaning set forth in Section 5.4.
     27.49 “QA Agreement” means the Quality Assurance Agreement, dated as of October 25, 1999, between MDS and KL.
     27.50 “Renewal Goal” has the meaning set forth in Section 3.2g.
     27.51 “Renewal Maximum Order Quantity” has the meaning set forth in Section 3.2k.
     27.52 “Renewal Purchase Commitment” has the meaning set forth in Section 3.2g.
     27.53 “Renewal Shortfall” has the meaning set forth in Section 3.2h.
     27.54 “Renewal Shortfall Shipments” has the meaning set forth in Section 3.2h.
     27.55 “Renewal Term” has the meaning set forth in Section 11.1.
     27.56 “Revised Initial Commitment Term” has the meaning set forth in Section 3.2f.
     27.57 “Shipment Order” means the firm shipment order for the Products.
     27.58 “Shipment Order Date” has the meaning set forth in Section 3.3b.
     27.59 “Shipment Period” has the meaning set forth in Section 3.3b.
     27.60 “Specifications” means the specifications set forth in the QA Agreement.
     27.61 “Streamline BTL” means the BTL products designated as streamline BTL products in Annex A.

     27.62 “Supply Commitment” has the meaning set forth in Section 3.2l.
     27.63 “Term” has the meaning set forth in Section 11.1.
     27.64 “Territory” means the different geographical area(s) for sale, resale or use for different Products described in Annex B.
     27.65 “VN” means sets suitable for subcutaneous access devices such as the VascA, Inc. LifeSite blood access valve.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their authorized representatives as of the date set forth in the preamble.
KAWASUMI LABORATORIES, INC.
/s/ Yukihiro Kawano

Yukihiro Kawano
President
MEDISYSTEMS CORPORATION
/s/ Jeffrey H. Burbank

Jeffrey H. Burbank
President